Exhibit 3.398

Delaware The First State	PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “BLUE ISLAND HOSPITAL COMPANY, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-SECOND DAY OF NOVEMBER, A.D. 2011, AT 11:50 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “BLUE ISLAND HOSPITAL COMPANY, LLC”.

	Jeffrey W. Bullock, Secretary of State
5069396 8100H	AUTHENTICATION:	9458343
120354957	DATE:	03–26–12
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:00 PM 11/22/2011 FILED 11:50 AM 11/22/2011 SRV 111220818 – 5069396 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Blue Island Hospital Company, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                     .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 22nd day of November, 2011.

By:
Authorized Person (s)

Name:	Kristie Putman